 GLOBALSTAR ANNOUNCES 2021 FINANCIAL RESULTS AND BUSINESS UPDATE

Covington, LA, February 24, 2022 -- Globalstar, Inc. (NYSE American: GSAT) today announced operating and financial results for the fourth quarter and year ended December 31, 2021.

Dave Kagan, Chief Executive Officer of Globalstar, commented, "2021 was a very productive year for Globalstar and we're excited to share the details. In this release we provide a fulsome business update, including the recent news on our satellite manufacturing contract as well as our 2021 financial performance. We also revisit the terrestrial spectrum progress that we have made in recent months and expected developments in 2022 and beyond. I am proud of our recent achievements yet most excited about our future."

BUSINESS UPDATE

Satellite Procurement Agreement

As previously announced, we entered into a satellite procurement agreement (the "Procurement Agreement") with Macdonald, Dettwiler and Associates Corporation (“MDA”) pursuant to which we will acquire 17 new satellites that will replenish our existing constellation and ensure long-term continuity of our mobile satellite services to our subscribers and the potential customer under the Terms Agreement.

The total initial contract price is $327.0 million. We maintain the option to acquire up to nine additional satellites. The contract allows flexibility from a timing perspective to place such order. The Procurement Agreement requires MDA to deliver the initial 17 satellites by 2025, with an expectation that all satellites will be launched by the end of 2025. The timing and amount of our payments under the Procurement Agreement are based on contract milestones in the production schedule provided in the Procurement Agreement. The Procurement Agreement provides for payment deferrals of milestone payments through August 2022 at a 0% interest rate.

By the time all deferred payments become due in August 2022, we intend to complete a senior secured financing. This financing is intended to provide sufficient proceeds for the manufacturing and launch of the satellites. We also plan to refinance our 2019 senior credit facility.

Dave Kagan commented, “We were very pleased to announce the execution of the satellite procurement agreement and our partnership with MDA and Rocket Lab to manufacture our new satellites. With these satellites, we will be able to provide continuous mobile satellite services to our customers beyond the life of our current fleet.”

Terms Agreement

As previously disclosed, in February 2020 we entered into an agreement providing for non-recurring engineering (NRE) services in connection with the assessment of a potential service utilizing certain of our assets and capacity, and setting forth the primary terms for the potential development and operation of the service (the “Terms Agreement”). In connection with the Terms Agreement, we have received two advance payments of $37.5 million each as well as additional advance payments of $36.4 million. These advance payments are expected to be recognized into revenue as we perform under the contract. In addition, if the customer elects to obtain services from us under the Terms Agreement, they have agreed to make additional service payments and cost reimbursements to us which would be material.

We are acquiring the satellites described above to provide continuity of service should this customer elect to obtain the services contemplated by the Terms Agreement. Accordingly, as the potential customer has approved the amounts related to the manufacture of the new satellites, it will reimburse us for 95% of the approved capital expenditures we make in connection with the new satellites, interest costs of our borrowings related to the new satellites, other approved costs and termination costs, should any arise, under the Procurement Agreement.

Capital Structure

During 2021, we significantly reduced outstanding debt, including the full payoff of our French credit facility. Using the proceeds from warrant exercises, the advance payments received under the Terms Agreement, and cash on hand, we eliminated $187 million of first lien debt during the year. As mentioned above, we intend to complete a senior secured financing in the coming months related to the Procurement Agreement and structured as part of the Terms Agreement. Additionally, we look forward to refinancing our 2019 senior credit facility this year.

Jay Monroe, Executive Chairman, commented, “Globalstar has never been in a better position with the value story materializing in front of us. Globalstar offers investors the upside potential of LEO-based Satellite IoT, Band 53 and Band n53 driving new private wireless networks, in the US and elsewhere, and further optionality in our other spectrum bands. It’s a multifaceted growth story and we are set up to hit on every cylinder.”

Terrestrial Spectrum

2021 saw further development in the Band 53 and n53 ecosystem. We have made significant progress that improves the value and usability of the band. Airspan, Nokia, XCom, Pivotal Commware, Global Telecom and others are all actively helping us develop this asset. We have never been engaged with as many partners, at as high levels of the organizations and with such frequency of engagement. With an Airspan radio, we recently saw nearly 40 MB/s down on a very stable connection white testing in a real-world office environment. We also recently conducted trials with our new module maker, Global Telecom, where we demonstrated speeds of 400 MB/s down when aggregating with CBRS. We believe that we can drive that considerably higher in the future with 5G and that we can also do very well in uplink which is a focus of many enterprise customers.

We have long believed that Band 53 and n53 offered utility for a host of potential parties across various industries, including the carriers, cable, automotive, and global tech companies given that our spectrum is a uniform global resource. We are more confident of this than ever. The future will require ubiquitous wireless coverage and ever increasing data needs are driving the density of networks. Our spectrum is an important resource to deploy for the mission critical 5G applications.

We can offer carriers and cable companies with an existing wireless business additional dedicated spectrum band to improve their network performance. We also can work with other parties to create private wireless networks so they can have increased influence on their end user experience or better control of their data. Additionally, we do not have to choose a single strategy but could partner with a cable company in one market and provide a private wireless service in another and deploy similar structures in countries across the globe. Ultimately, we will seek the combination that maximizes shareholder value.

We are currently reviewing deployment opportunities in the US, Canada, across Africa and a few countries that are not yet terrestrially approved but where we expect to achieve approval in 2022. When reviewing any of these deals we balance near-term revenue opportunities with the longer-term value of the asset. The revenue ramp has not been as fast as we would have liked but the opportunity ahead of us is large and the ecosystem we are developing removes barriers to its use.

Commercial IoT

As we discuss in the financial review section below, we are pleased with the recovery of IoT and continue to believe in shifting the focus of the organization to growth-minded positioning. IoT represents a multi-year opportunity for Globalstar with potential customers all over the world. Like terrestrial spectrum, this opportunity requires proper strategic thinking and substantial effort. While the team has done a great job of getting us to where we are today, we believe that the future will require additional support and new ideas.

We continue to develop our inexpensive and small two-way IoT module, which has represented a significant hole in our product offering and closes the competitive gap that has existed for years. We are planning new enterprise partnerships with VARs, system integrators, carriers and any party looking to extend their business models with satellite connectivity. Our plan incorporates a channel enablement suite allowing our partners to efficiently serve their customers with our connectivity.

Jay Monroe continued, “We know that an investment in Globalstar has required a longer horizon than any of us wanted, but we expect that our investors' patience will be rewarded and are working hard every day to close on the opportunities in front of us.”

FOURTH QUARTER FINANCIAL REVIEW

Total Revenue

Total revenue for the fourth quarter of 2021 increased $1.3 million, or 4%, from the fourth quarter of 2020 due to increases in service revenue and subscriber equipment sales revenue.

Service Revenue

Service revenue increased $1.1 million, or 4%, in the fourth quarter of 2021 compared to the fourth quarter of 2020. This increase was due primarily to higher SPOT and Commercial IoT service revenue.

SPOT service revenue increased 6% due to higher average subscribers. Gross activations increased 5% over the prior year's quarter driven in large part by strong sales to a global mining company headquartered in Latin America. ARPU was generally in line quarter over quarter as we believe the price adjustments we made in mid-2019 have been fully absorbed into the base.

Commercial IoT service revenue increased 9% due to increases in both ARPU and average subscribers. ARPU increased due to higher usage and the mix of subscribers during 2021. As of December 31, 2021, our Commercial IoT subscriber base recovered to pre-COVID levels, ending at approximately 422,000 subscribers. We are pleased to see a recovery in our IoT subscriber base with gross activations up over 50% from the prior year's quarter which is an indicator for continued revenue growth. We are pleased with the progress of IoT and continue to believe in shifting the focus of the organization to growth-minded positioning, led by Commercial IOT. IoT represents a multi-year opportunity for Globalstar with potential customers all over the world leveraging an expanded product portfolio including the important evolution from one-way to two-way products which will allow command and control in addition to tracking and reporting. Like terrestrial spectrum, this opportunity requires proper strategic thinking and substantial effort. While the team has done a great job of getting us to where we are today, we believe that the future will require additional support and new ideas and we are expanding our leadership and sales team to execute on product develop and sales opportunities.

Duplex service revenue was generally flat quarter over quarter due to higher ARPU offset by fewer average subscribers. As expected, we continue to see attrition in our Duplex subscriber base given the shift in demand across the industry from Duplex voice and data services to IoT-enabled devices.

Engineering and other service revenue was also generally flat quarter over quarter. During the fourth quarter of 2020, we recognized revenue totaling $2.9 million associated with a contract that was executed in 2007. This contract was terminated in December 2020 due to a lack of performance by the partner, and our performance of all obligations in accordance with the terms of the contract. Excluding this $2.9 million, engineering and other service revenue increased over 100% driven by the timing and magnitude of milestones completed associated with the Terms Agreement. As engineering services revenue is generally milestone-based, we continue to see relatively sporadic revenue recognition.

Subscriber Equipment Sales

Revenue generated from subscriber equipment sales increased $0.2 million, or 4%, in the fourth quarter of 2021 compared to the fourth quarter of 2020. SPOT and Commercial IoT contributed to the increase in revenue with each increasing 8% and 12%, respectively. Duplex declined quarter over quarter due to lower sales volume for the reasons discussed above.

The increase in SPOT equipment sales revenue was driven by higher pricing and volume during 2021.

The increase in Commercial IoT equipment sales resulted from higher volume despite ending the year in a sales back order position due to inventory shortages. We continue to navigate through supply chain disruptions caused by component part shortages. Demand exceeded supply at times during 2021 and fulfillment of certain orders has continued to be delayed into the first quarter of 2022. We have various efforts underway to help mitigate these challenges, including ordering available material in higher volumes than historically done and, in certain cases, redesigning board layouts using alternative parts with the same functionality. Importantly, we do not expect a significant impact on sales margin in the near term.

Loss from Operations

Loss from operations fluctuated $0.4 million, or 3%, to $15.5 million in the fourth quarter of 2021 from $15.1 million in the fourth quarter of 2020. This change was driven by higher revenue of $1.3 million offset by higher operating expenses of $1.8 million. Higher operating expenses reflect increases in marketing, general and administrative (MG&A) and cost of services. MG&A increased primarily for stock-based compensation resulting from a higher fair value of awards granted resulting from an increase in the stock price during 2021, as well as higher legal and professional fees to support strategic opportunities; lower bad debt expense partially offset some of these MG&A increases. Cost of services increased quarter over quarter resulting from higher lease expense for our gateway expansion efforts associated with the Terms Agreement as well as higher licensing and professional fees to support the launch of a new ERP system in January 2022. Other smaller items, such as lower asset impairment charges and depreciation expense, offset these increases.

Net Loss

Net loss was $24.0 million for the fourth quarter of 2021 compared to $21.7 million for the fourth quarter of 2020. This increase was driven primarily by fluctuations in foreign currency exchange rates, offset partially by lower interest expense and a gain on extinguishment of debt following the payoff of our senior debt agreement in November 2021.

Adjusted EBITDA

Adjusted EBITDA increased 26% to $12.4 million for the quarter ended December 31, 2021 from $9.8 million for the same period in 2020. Higher revenue of $4.2 million was offset partially by a $1.6 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items).

ANNUAL FINANCIAL REVIEW

Total Revenue

During the twelve months ended December 31, 2021, total revenue decreased 3% to $124.3 million from $128.5 million in 2020. The decrease in total revenue was driven by lower service revenue of $6.7 million offset partially by an increase in revenue generated from subscriber equipment sales of $2.5 million.

Service Revenue

The decrease in service revenue was due primarily to lower revenue generated from engineering service contracts and Duplex subscribers. Higher Commercial IoT service revenue partially offset these decreases.

Revenue for engineering services, which decreased $1.4 million, is generally milestone-based; therefore, the timing of revenue recognition is sporadic. We also recognized $2.9 million in revenue during the fourth quarter of 2020 related to the termination of a legacy contract in December 2020 that did not recur in 2021.

Looking to our subscriber driven revenue, Duplex service was down 8% during 2021 due primarily to fewer average subscribers. Contributing to the decrease in average subscribers was the deactivation of Sat-Fi2® subscribers in the first quarter of 2021. SPOT service revenue was down less than 1% due to a slight decrease in ARPU and increase in average subscribers. Our subscriber base grew in 2021, propelled by a 12% increase in gross subscriber activations and the 18% decrease in churn over the last twelve months.

Commercial IoT service revenue increased 5% during 2021, driven primarily by higher ARPU. Average subscribers were generally in line year over year as we rebuilt our subscriber base during 2021 after the unusually high churn during 2020 from COVID-19. ARPU was higher due to an increase in usage and the rate plan mix among our subscribers.

Subscriber Equipment Sales

The increase in revenue generated from subscriber equipment sales was driven by higher Commercial IoT and SPOT sales offset partially by fewer Duplex sales.

The volume of Commercial IoT equipment increased over 40% in 2021 due primarily to the popularity of our SmartOne devices. Commercial IoT equipment sales would have been even higher if we were able to produce sufficient units to fulfill customer orders, particularly during the fourth quarter of 2021. As mentioned above, we continue to navigate through supply chain challenges, which have not allowed us to produce an adequate amount of devices to meet demand. Revenue from SPOT equipment sales also increased due to higher volume as well as favorable pricing for all products.

For Duplex, during 2021, we temporarily ceased sales of and services to subscribers for certain Duplex devices, such as Sat-Fi2®. The decrease in revenue from Duplex equipment sales was almost entirely due to a decrease in volume of Sat-Fi2® and related devices.

Loss from Operations

Loss from operations was $65.5 million during 2021 compared to $59.2 million during 2020. This fluctuation of $6.3 million, or 10%, was due to a $4.2 million decrease in total revenue and a $2.1 million increase operating expenses. The increase in operating expenses was due primarily to higher cost of services, which increased due to the same drivers discussed above in the fourth quarter analysis.

Net Loss

Net loss was $112.6 million for 2021 compared to $109.6 million for 2020. This fluctuation is due primarily to non-cash items, including a $3.9 million unfavorable change in derivative valuation adjustments as well as a $5.6 million unfavorable change in foreign currency gains/losses. These items were offset partially by a $4.9 million decrease in net interest expense, a $3.1 million gain on extinguishment of debt as well as a $2.1 million settlement loss for our pension plan recognized in 2020 that did not recur in 2021.

Adjusted EBITDA

Adjusted EBITDA decreased 8% to $38.7 million in 2021 due primarily to a $1.3 million decrease in total revenue (for reasons previously discussed) and a $2.2 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items).

Liquidity

Cash and cash equivalents were $14.3 million as of December 31, 2021. During 2021, cash flows generated from operations of $137 million were used to fund capital expenditures of $45 million and financing activities of $146 million. The financing activities during the year included the full payoff of our senior debt agreement using proceeds from warrant exercises, advance payments under the Terms Agreement, and cash on hand. Over the next twelve months, our sources of cash are expected to include primarily operating cash flows generated from the business and reimbursements under the Terms Agreement as previously discussed. We expect our uses of cash over the next twelve months to include primarily operating costs and capital expenditures related to the new satellites described above and other network expenditures. We have no scheduled principal debt payments until 2025.

About Globalstar, Inc.
Globalstar pioneered personal safety by introducing its SPOT Satellite GPS Messenger in 2007. Today, leveraging its low-earth orbit (LEO) satellite constellation, Globalstar reliably connects and protects assets, transmits key operational data, and saves lives – from any location – for consumers, industrial companies and government agencies in over 120 countries. With a portfolio that includes SPOT GPS messengers, next-generation IoT products and modules, and cloud-based telematics solutions, Globalstar’s cost effective satellite-powered innovations give users visibility and intelligence for improving safety and operational efficiencies.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Denise Davila
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Service revenue	$29,913	$28,781	$106,464	$113,191
Subscriber equipment sales	4,562	4,391	17,833	15,296
Total revenue	34,475	33,172	124,297	128,487
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	9,524	8,796	37,372	34,751
Cost of subscriber equipment sales	3,731	3,653	13,587	13,268
Cost of subscriber equipment sales - reduction in the value of inventory	151	662	1,004	662
Marketing, general and administrative	12,384	10,331	41,358	41,738
Reduction in the value of long-lived assets	—	416	242	416
Depreciation, amortization and accretion	24,206	24,378	96,237	96,815
Total operating expenses	49,996	48,236	189,800	187,650
Loss from operations	(15,521)	(15,064)	(65,503)	(59,163)
Other (expense) income:
Gain on extinguishment of debt	1,263	—	3,098	—
Interest income and expense, net of amounts capitalized	(9,778)	(11,513)	(43,536)	(48,429)
Derivative gain (loss)	1,167	1,333	(1,043)	2,897
Foreign currency (loss) gain	(1,666)	6,646	(6,308)	(727)
Other	(39)	(2,643)	368	(3,555)
Total other expense	(9,053)	(6,177)	(47,421)	(49,814)
Loss before income taxes	(24,574)	(21,241)	(112,924)	(108,977)
Income tax (benefit) expense	(616)	493	(299)	662
Net loss	$(23,958)	$(21,734)	$(112,625)	$(109,639)

Loss per common share:
Basic	$(0.01)	$(0.01)	$(0.06)	$(0.07)
Diluted	(0.01)	(0.01)	(0.06)	(0.07)

Weighted-average shares outstanding:
Basic	1,794,149	1,671,561	1,765,139	1,642,359
Diluted	1,794,149	1,671,561	1,765,139	1,642,359

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(23,958)	$(21,734)	$(112,625)	$(109,639)

Interest income and expense, net	9,778	11,513	43,536	48,429
Derivative (gain) loss	(1,167)	(1,333)	1,043	(2,897)
Income tax (benefit) expense	(616)	493	(299)	662
Depreciation, amortization, and accretion	24,206	24,378	96,237	96,815
EBITDA	8,243	13,317	27,892	33,370

Non-cash reduction in the value of inventory	151	662	1,004	662
Non-cash reduction in the value of long-lived assets	—	416	242	416
Non-cash compensation	3,544	1,783	6,729	5,808
Foreign exchange and other	1,663	(5,852)	5,725	1,629
Debt refinancing third party fees	43	308	217	1,113
Gain on extinguishment of debt	(1,263)	—	(3,098)	—
Revenue recognition related to terminated contract	—	(2,915)	—	(2,915)
Non-cash settlement of pension plan	—	2,075	—	2,075
Adjusted EBITDA (1)	$12,381	$9,794	$38,711	$42,158

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2021		2020		2021		2020
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$7,667	$122	$7,703	$344	$31,197	$1,011	$33,878	$1,883
SPOT	12,044	2,663	11,319	2,472	46,040	9,427	46,417	8,176
Commercial IoT	4,508	1,717	4,146	1,532	17,951	7,169	17,174	5,140
Engineering and Other	5,694	60	5,613	43	11,276	226	15,722	97
	$29,913	$4,562	$28,781	$4,391	$106,464	$17,833	$113,191	$15,296

Average Subscribers
Duplex	44,879		48,420		45.789		50,116
SPOT	275,451		261,008		268,735		267,816
Commercial IoT	417,277		410,803		414,689		414,452
Other	26,117		27,373		26,864		27,264

ARPU (1)
Duplex	$56.95		$53.03		$56.78		$56.33
SPOT	14.57		14.46		14.28		14.44
Commercial IoT	3.60		3.36		3.61		3.45

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.